UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 26, 2008 (November 26, 2008)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 26, 2008, Charlotte Eastland Mall, LLC (the “Company”) and Glimcher Properties Limited Partnership (“GPLP”), each an affiliate of Glimcher Realty Trust (the “Registrant”), executed an agreement (the “Agreement”) with Bank of America, National Association, successor by merger to Lasalle Bank National Association (f/k/a Lasalle National Bank), as Trustee for the registered holders of Capco America Securitization Corporation, Commercial Mortgage Pass-Through Certificates, Series 1998-D7) (the “Lender”).  The Agreement primarily amends and modifies certain terms and conditions of the mortgage loan agreement pertaining to the loan secured by Eastland Mall, a regional mall owned by the Company, and located in Charlotte, NC (the “Mall”).  The Agreement also requires the Lender, GPLP, and the Company, respectively, to satisfy certain obligations with respect to operating the Mall and marketing it for sale.  GPLP manages the Mall under a contract with the Company, but is not obligated for payment of the loan secured by the Mall except to the limited extent indicated below. The Agreement is effective as of September 11, 2008 (the “Effective Date”).

Under the Agreement, the loan prepayment date under the loan agreement has been extended from September 11, 2008 to the earlier of September 11, 2009 or the date on which the Mall is sold to a third party.  Also under the Agreement, the Company shall fund deficiencies in: i) operating income for the Mall, ii) the aggregate sum of debt service, escrow, and reserve payments due under the loan agreement (including documents ancillary to the loan agreement), and iii) operating expenses reasonably incurred by the Company to keep the Mall open and operating (collectively, the “Mall Operating Costs”).  Under the Agreement, the Company is only obligated to fund Mall Operating Costs, in the aggregate, up to Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Cost Cap”).  The Company and GPLP each agree to operate the Mall during the Modification Period (defined below) and GPLP agrees to invest funds in the Company up to the Cost Cap to finance the Mall Operating Costs during the Modification Period (defined below).

Under the Agreement, the Company is required to pay the Lender: i) periodic payments of interest on the amount outstanding under the loan agreement at an interest rate of 8.50% per annum, ii) monthly installments of taxes and insurance in accordance with the loan agreement, and iii) monthly installments of a cash management fee. The Agreement requires the Company to make the aforementioned payments during the period between the Effective Date and the earlier of:  i) September 11, 2009 and  ii) the earliest date on which the Company has funded the Mall Operating Costs in an aggregate amount equal to the Cost Cap (the “Modification Period”). Under the Agreement, all of the aforementioned payments are included in Mall Operating Costs.  Furthermore, the Company is not required during the Modification Period to make any payments of principal on the amount outstanding under the loan agreement.  As of the Effective Date and the execution date of the Agreement, the outstanding principal balance under the loan agreement is $42,229,220.82.

Also under the Agreement, the Lender and the Company shall during the Modification Period jointly market the sale of the Mall to third party buyers.  The Company is not obligated for any costs associated with marketing the Mall except to the extent such costs are paid from the proceeds of the Mall sale.  The Agreement also provides that in the event of a default under the Agreement or upon the expiration of the Modification Period, the Lender shall have the right to acquire possession of and title to the Mall.  Furthermore, the Agreement provides that if the Mall is not sold to a third party by the end of the Modification Period then the Company will convey the Mall to the Lender and the Lender will accept such conveyance (a “Company Conveyance”).  Lastly, the Agreement provides that in connection with either a sale of the Mall to an unaffiliated third party or a Company Conveyance, the Lender will deliver to the Company a release of all the Company’s obligations under the loan agreement and the Agreement and of GPLP’s obligations under the Agreement.  As of the Agreement’s execution date, the Lender has no other financing arrangements or contractual relationships with the Registrant or any of its affiliates other than the transaction discussed herein.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: November 26, 2008	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary